                                                                      EXHIBIT 11

                                SAFETY 1ST, INC.
                                BASIC AND DILUTED
                            EARNINGS PER COMMON SHARE

                                   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                    THREE MONTHS ENDED
--------------------------------------------------------------------------------------------
                                                                 APRIL 3,        APRIL 4,
                                                                  1999            1998
--------------------------------------------------------------------------------------------

BASIC EARNINGS PER COMMON SHARE

   Earnings available for common shares                       $     1,262     $       413

   Basic earnings per common share                            $      0.17     $      0.06

SHARES USED IN COMPUTATION

   Weighted average common shares outstanding                   7,231,000       7,188,000



DILUTED EARNINGS PER COMMON SHARE

   Earnings available for common shares and common stock      $     1,262     $       413
   equivalent shares deemed to have a dilutive effect

        Diluted earnings per common share                     $      0.15     $      0.05


SHARES USED N COMPUTATION

   Weighted average common shares outstanding                   7,231,000       7,188,000
   Common stock equivalents - stock options and warrants        1,276,000       1,429,000

                                                              ----------------------------
TOTAL                                                           8,507,000       8,617,000
                                                              ============================






The accompanying notes are an integral part of these Condensed Financial Statements






                                       12